Exhibit 99.1

HEALTHEXTRAS REPORTS THIRD QUARTER RESULTS

Third Quarter Revenues Up 37% Near $500 Million

New Sales Expected to Drive 2008 Revenues to $2.5 Billion

Company Announces Divestiture of Supplemental Benefits Business

ROCKVILLE, MD, November 5, 2007 — HealthExtras, Inc. (NASDAQ: HLEX), a pharmacy benefit management company, today announced its financial results for the third quarter ended September 30, 2007.

Third Quarter Highlights

•

Net income for the third quarter 2007 was $9.8 million or $0.23 per share, an 11% increase over comparable third quarter 2006 earnings of $8.8 million or $0.21 per share. Pharmacy Benefit Management earnings growth more than offset a $.04 per share sequential quarterly decline in Supplemental Benefits earnings as described below.

•	Revenues for the third quarter 2007 totaled $498.4 million, a 37% increase over third quarter 2006 revenues of $363.1 million.
•	Over 10.7 million prescriptions were processed during the quarter.

“We are pleased with the Company’s third quarter performance. The implementation of additional public sector business on July 1, 2007, including the states of Maryland, Ohio and Louisiana employees proceeded smoothly and business volumes are meeting management expectations,” said David T. Blair, Chief Executive Officer of HealthExtras. In aggregate, over 425,000 member lives were successfully implemented in the third quarter. “The Company’s primary operational focus during the current quarter has been the implementation of Medical Card Systems, Inc. and other January 1, 2008 new business,” added Blair. “Based on new sales and strong client retention, we expect revenues to increase by at least 30% in 2008.”

Supplemental Benefits Business

HealthExtras announced that it has entered into an agreement in principle with Alliance HealthCard (“Alliance”). Under the proposed terms, Alliance will acquire the Company’s Supplemental Benefits business and HealthExtras will be the pharmacy benefit management provider for health care products offered to Alliance’s members. Financial terms of the agreement will be based on business volumes and the persistency of the Supplemental Benefits membership base. “The Company is positioned to focus on the effective administration of pharmacy benefits,” added Blair. “Our partnership with Alliance, a leader in consumer driven healthcare programs, should provide continuing growth opportunities for our organization.”

Supplemental Benefits revenues and gross margin for the third quarter 2007 were $4.9 million and $735,000, respectively, as compared to revenues of $7.7 million and gross margin of $3.3 million in the second quarter 2007. The sequential quarterly decline reflects the Company’s previously disclosed conversion of its Supplemental Benefits marketing partner relationships.

Preliminary 2008 Guidance

Based on business under contract, new sales commitments and margin trends, management expects 2008 net income to grow by approximately 30% to 35% over 2007. Net income for 2008 is projected to range between $50.5 million and $54.0 million, which is expected to yield earnings per share of $1.17 to $1.25. Revenues in 2008 are projected to exceed $2.5 billion, a greater than 30% increase over 2007. The 2008 financial guidance reflects the disposition of the Supplemental Benefit business. Factors that could contribute to results exceeding those described above include:

•	new business additions with 2008 effective dates;
•	contributions from acquisitions;
•	better than projected formulary compliance; and
•	increased generic drug utilization.

About HealthExtras (www.healthextras.com):

HealthExtras, Inc. is a full-service pharmacy benefit management company. Its clients include self-insured employers, including state and local governments, third-party administrators, managed care organizations, unions and individuals. The Company’s integrated pharmacy benefit management services marketed under the name Catalyst Rx include: claims processing, benefit design consultation, drug utilization review, formulary management, drug data analysis services and mail order services. Additionally, the Company operates a national retail pharmacy network with over 60,000 participating pharmacies.

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties. Factors that we have identified that might materially affect our results are discussed in our Annual Report on Form 10-K for the year ended December 31, 2006 under “Item 1.A Risk Factors.” Readers are urged to carefully review and consider the various disclosures made in our Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and uncertainties that may affect our business.

CONTACT: HealthExtras, Inc.

Michael P. Donovan (301-548-2900)

mdonovan@healthextras.com

SOURCE: HealthExtras, Inc.

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HEALTHEXTRAS, INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2007	2006	2007	2006
Revenue (excludes member co-payments of $164,792, $138,550, $464,223 and $334,174 for the three and nine months ended September 30, 2007 and 2006, respectively)	$498,393	$363,121	$1,325,769	$874,798

Direct expenses	471,212	338,525	1,244,513	810,428
Selling, general and administrative expenses	12,874	11,503	40,265	34,034

Total operating expenses	484,086	350,028	1,284,778	844,462

Operating income	14,307	13,093	40,991	30,336
Interest income	1,826	1,596	4,614	3,645
Interest expense	(36)	(298)	(125)	(727)
Other income	—	46	1	90

Income before minority interest and income taxes	16,097	14,437	45,481	33,344
Minority interest	—	51	31	119

Income before income taxes	16,097	14,386	45,450	33,225
Income tax expense	6,346	5,622	17,791	12,919

Net income	$9,751	$8,764	$27,659	$20,306

Net income per share, basic	$0.23	$0.22	$0.67	$0.51
Net income per share, diluted	$0.23	$0.21	$0.64	$0.48
Weighted average shares of common stock outstanding, basic	41,724	40,397	41,372	40,111
Weighted average shares of common stock outstanding, diluted	43,122	42,426	42,926	42,277

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